Exhibit 99.1

Atlanticus Prices $50 Million Offering of Senior Notes

ATLANTA, January 26, 2024 (GLOBE NEWSWIRE) -- Atlanticus Holdings Corporation (NASDAQ: ATLC) (“Atlanticus,” “the Company”, “we,” “our” or “us”), a financial technology company that enables its bank, retail and healthcare partners to offer more inclusive financial services to millions of everyday Americans, today announced the pricing of its underwritten registered public offering (the “Offering”) of $50 million aggregate principal amount of 9.25% Senior Notes due 2029 (the “Notes”). The Company has granted the underwriters a 30-day option to purchase up to an additional $7.5 million aggregate principal amount of the Notes in connection with the Offering. The Offering is expected to close on or about January 30, 2024, subject to customary closing conditions.

The Company expects to use the net proceeds of this Offering to redeem a portion of the Class B preferred units issued by one of the Company’s subsidiaries and/or for general corporate purposes.

In connection with the Offering, the Company has applied to list the Notes on the Nasdaq Global Select Market (“Nasdaq”) under the symbol “ATLCZ.” If approved for listing, trading on Nasdaq is expected to commence within 30 business days after the Notes are first issued.

The Company and this issuance of Notes received an “A” rating from Egan-Jones Ratings Company, an independent, unaffiliated rating agency. Ratings are not a recommendation to purchase, hold or sell Notes, inasmuch as the ratings do not comment as to market price or suitability for a particular investor. The ratings are based upon current information furnished to the rating agency by the Company and information obtained by the rating agency from other sources. The ratings are only accurate as of the date thereof and may be changed, superseded or withdrawn as a result of changes in, or unavailability of, such information, and therefore a prospective purchaser should check the current ratings before purchasing the Notes. Each rating should be evaluated independently of any other rating.

B. Riley Securities, Inc., Janney Montgomery Scott LLC, Ladenburg Thalmann & Co. Inc., William Blair & Co., L.L.C., and BTIG, LLC are acting as book-running managers for this Offering. Brownstone Investment Group, LLC is acting as co-manager for this Offering.

The Offering of these Notes is being made pursuant to an effective shelf registration statement on Form S-3, which was initially filed with the Securities and Exchange Commission (the “SEC”) on May 6, 2021 and declared effective by the SEC on May 13, 2021. The Offering will be made only by means of a prospectus and prospectus supplement. A copy of the prospectus and prospectus supplement relating to these securities may be obtained, when available, from the website of the SEC at http://www.sec.gov or by contacting: B. Riley Securities, Inc., 1300 17th Street North, Suite 1300, Arlington, Virginia 22209, Attn: Prospectus Department, Email: prospectuses@brileyfin.com, Telephone: (703) 312-9580.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Atlanticus Holdings Corporation

Empowering Better Financial Outcomes for Everyday Americans

Atlanticus’ technology allows bank, retail, and healthcare partners to offer more inclusive financial services to everyday Americans through the use of proprietary analytics. We apply the experience gained and infrastructure built from servicing over 18 million customers and $38 billion in consumer loans over our more than 25 year operating history to support lenders that originate a range of consumer loan products. These products include retail and healthcare private label credit and general purpose credit cards marketed through our omnichannel platform, including retail point-of-sale, healthcare-point of-care, direct mail solicitation, internet-based marketing, and partnerships with third parties. Additionally, through our CAR subsidiary, Atlanticus serves the individual needs of automotive dealers and automotive non-prime financial organizations with multiple financing and service programs.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You generally can identify these statements by the use of words such as “outlook,” “potential,” “continue,” “may,” “seek,” “approximately,” “predict,” “believe,” “expect,” “plan,” “intend,” “estimate” or “anticipate” and similar expressions or the negative versions of these words or comparable words, as well as future or conditional verbs such as “will,” “should,” “would,” “likely” and “could.” These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those included in the forward-looking statements. These risks and uncertainties include those risks described in the Company’s filings with the Securities and Exchange Commission and include, but are not limited to, risks related to the uncertain economic environment, particularly the impact of inflation, interest rates, labor availability and supply chains; the Company’s ability to retain existing, and attract new, merchant partners and funding sources; increases in loan delinquencies; its ability to operate successfully in a highly regulated industry; the outcome of litigation and regulatory matters; the effect of management changes; cyberattacks and security vulnerabilities in its products and services; and the Company’s ability to compete successfully in highly competitive markets. The forward-looking statements speak only as of the date on which they are made, and, except to the extent required by federal securities laws, the Company disclaims any obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In light of these risks and uncertainties, there is no assurance that the events or results suggested by the forward-looking statements will in fact occur, and you should not place undue reliance on these forward-looking statements.

Contact:
Investor Relations

(770) 828-2000

investors@atlanticus.com